(C) Record of changes in Return
VANGUARD SMALL CAP INDEX FUND – INVESTOR SHARES

Fiscal Year	Annual Return (%)
The 44th Fiscal Year (1/1/04-12/31/04)	19.89
The 45th Fiscal Year (1/1/05-12/31/05)	7.38
The 46th Fiscal Year (1/1/06-12/31/06)	15.63
The 47th Fiscal Year (1/1/07-12/31/07)	7.76
The 48th Fiscal Year (1/1/08-12/31/08)	-36.14
The 49th Fiscal Year (1/1/09-12/31/09)	36.11
The 50th Fiscal Year (1/1/10-12/31/10)	27.72
The 51st Fiscal Year (1/1/11-12/31/11)	-2.80
The 52nd Fiscal Year (1/1/12-12/31/12)	18.04
The 53rd Fiscal Year (1/1/13-12/31/13)	37.60